Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-222637) pertaining to the 2017 Equity Incentive Plan, the 2010 Equity Incentive Plan, and the 2008 Equity Incentive Plan of Americold Realty Trust of our report dated March 10, 2018 (except for Note 18, as to which the date is September 11, 2018), with respect to the consolidated financial statements of China Merchants Americold Logistics Company Limited, included in the Current Report on Form 8-K dated September 11, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Shenzhen, the People’s Republic of China

September 11, 2018